                                                                      EXHIBIT 99

[IKONICS CORPORATION LOGO]
                                                NEWS RELEASE

NEWS CONTACT:  Bill Ulland                                 FOR IMMEDIATE RELEASE

               Chairman, President & CEO                        October 22, 2004
               (218) 628-2217


        IKONICS POSTS 48% INCREASE IN PROFITS ON RECORD 3RD QUARTER SALES

DULUTH, MN - IKONICS Corporation, a Duluth based imaging technology company, announced third quarter earnings of $205,000, or $0.10 per share, a 48% increase over the comparable quarter of 2003. Sales increased by 9% to $3,324,000, a third quarter record for the company. The company ended the quarter with a cash and cash equivalents balance of $2,600,000.

Year to date sales have increased by 15% over 2003 and profits are up by 97% to $640,000 or $0.32 per share for the nine month period.

During the quarter, the company launched SignEtch, a new business unit that is bringing a unique signage system to the market. Bill Ulland, IKONICS' CEO, said that he is very encouraged by the initial market reception to SignEtch. "I am pleased that profits grew significantly during the quarter despite the start up costs associated with the launch," said Ulland.

IKONICS stock is listed on the Nasdaq SmallCap market under the symbol IKNX.


                                       ###



This press release contains forward-looking statements regarding sales, earnings, and new products that involve risks and uncertainties. The company's actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the company's Form 10-KSB, Forms 10-QSB and other reports on file with the SEC.

                               IKONICS CORPORATION


                            STATEMENTS OF OPERATIONS
     For the Three and Nine Month Periods Ended September 30, 2004 and 2003



                                                          THREE MONTHS ENDED                     NINE MONTHS ENDED
                                                     9/30/04             9/30/03            9/30/04             9/30/03
                                                     -------             -------            -------             -------


Sales                                              $ 3,324,135         $ 3,061,503         $10,390,348         $ 9,053,881

Costs and expenses, net of interest income           3,045,228           2,871,804           9,520,748           8,568,248

Loss on Investment                                           0                   0                   0             (74,666)
                                                   -----------         -----------         -----------         -----------

Income before income taxes                         $   278,907         $   189,699         $   869,600         $   410,967

Federal and state income tax expense                    73,672              50,858             229,294              85,968
                                                   -----------         -----------         -----------         -----------



Net income                                         $   205,235         $   138,841         $   640,306         $   324,999
                                                   ===========         ===========         ===========         ===========


Earnings per common share-diluted                  $       .10         $       .07         $       .32         $       .17
                                                   ===========         ===========         ===========         ===========

Average shares outstanding-diluted                   2,014,707           1,900,446           2,008,202           1,888,131



                                 BALANCE SHEETS

                 As of September 30, 2004 and December 31, 2003



ASSETS                                           9/30/04              12/31/03
                                                 -------              --------

Current assets                                  $6,784,203            $5,597,674

Property, plant & equipment                      1,075,284             1,110,159

Investment                                         112,834               112,834

Other intangible                                   291,028               308,017

Deferred taxes                                      66,000                66,000
                                                ----------            ----------

                                                $8,329,349            $7,194,684
                                                ==========            ==========
LIABILITIES AND EQUITY

Current liabilities                             $1,131,276            $  826,334

Long term debt                                           0                     0

Stockholders' equity                             7,198,073             6,368,350
                                                ----------            ----------

                                                $8,329,349            $7,194,684
                                                ==========            ==========

                             STATEMENTS OF CASH FLOW
              For the Nine Months Ended September 30, 2004 and 2003



                                                                9/30/04           9/30/03
                                                                -------           -------
         Cash flows from operating activities                 $ 1,079,265       $ 1,061,979

         Cash flows used in investing activities              $  (152,410)      $  (195,779)

         Cash flows provided by financing activities          $   182,372       $         0
                                                              -----------      ------------

         Net increase in cash and cash equivalents            $ 1,109,227       $   866,200

         Cash and cash equivalents at beginning of period     $ 1,507,794       $   384,107
                                                              -----------       -----------

         Cash and cash equivalents at end of period           $ 2,617,021       $ 1,250,307
                                                              ===========       ===========



                                       3